UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

January 21, 2008

Wal-Mart Stores, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-06991	71-0415188
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 S.W. 8th Street

Bentonville, Arkansas 72716

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:

(479) 273-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 21, 2008, Wal-Mart Stores, Inc. (the “Company”) entered into a separation agreement (the “Agreement”) with John B. Menzer, Vice Chairman, Chief Administrative Officer of the Company. The Company announced on January 18, 2008 that Mr. Menzer will retire from the Company on March 1, 2008 (the “Departure Date”). Under the Agreement, which was reviewed and approved by the Compensation, Nominating and Governance Committee of the Company’s Board of Directors, Mr. Menzer is entitled to certain conditional benefits following his departure from the Company. The Agreement supersedes a post-termination agreement and covenant not to compete to which the Company and Mr. Menzer were previously parties.

Under the terms of the Agreement, Mr. Menzer is obligated not to compete with the Company for a period of three years from the Departure Date. Mr. Menzer is also subject to certain confidentiality, cooperation, non-disclosure and non-solicitation obligations. Pursuant to the Agreement, Mr. Menzer will receive transition payments totaling $6,710,916 over the two year period following the Departure Date, subject to his compliance with the obligations described above. The Agreement also provides that the vesting of 222,404 shares of restricted stock held by Mr. Menzer will be accelerated to the Departure Date.

A copy of the Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Separation Agreement between Wal-Mart Stores, Inc. and John B. Menzer, dated January 21, 2008

.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 25, 2008

WAL-MART STORES, INC.
By:	/s/Jeffrey J. Gearhart

Jeffrey J. Gearhart
Senior Vice President and Deputy General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Separation Agreement between Wal-Mart Stores, Inc. and John B. Menzer, dated January 21, 2008.